Exhibit 99.1

News Release CRESTWOOD MIDSTREAM PARTNERS LP 811 Main Street, Suite 3400 Houston, TX 77002 www.crestwoodlp.com

Crestwood Midstream Announces Tender Offer for Any and All of Its

6.25% Senior Notes due 2023

HOUSTON, TEXAS, January 6, 2021 – Crestwood Midstream Partners LP (“CMLP”), a wholly-owned subsidiary of Crestwood Equity Partners LP (NYSE: CEQP), announced today that it has commenced a cash tender offer (the “Tender Offer”) to purchase any and all of its outstanding 6.25% Senior Notes due 2023 (the “2023 Notes”). As of December 31, 2020, there was $687,190,000 aggregate principal amount of the 2023 Notes outstanding. The Tender Offer is being made pursuant to an offer to purchase, dated today, and a related notice of guaranteed delivery. The Tender Offer will expire at 5:00 p.m., New York City time, on January 13, 2021, unless extended (the “Expiration Time”). Tendered 2023 Notes may be withdrawn at any time before the Expiration Time.

Holders of 2023 Notes that are validly tendered (and not validly withdrawn) at or prior to the Expiration Time, or who deliver to the tender and information agent a properly completed and duly executed notice of guaranteed delivery and subsequently deliver such 2023 Notes, each in accordance with the instructions described in the offer to purchase, will receive $1,008.40 per $1,000 principal amount of the 2023 Notes accepted for purchase. In addition, all holders of 2023 Notes accepted for purchase will receive accrued and unpaid interest from and including the last interest payment date up to, but not including, the settlement date.

The Tender Offer is contingent upon, among other things, CMLP’s successful completion of a proposed debt financing transaction, the gross proceeds of which will be at least $700 million (the “Financing Condition”). The Tender Offer is not conditioned on any minimum amount of 2023 Notes being tendered. CMLP may amend, extend or terminate the Tender Offer, in its sole discretion.

The Tender Offer is being made pursuant to the terms and conditions contained in the offer to purchase and related notice of guaranteed delivery, copies of which are available at www.dfking.com/cmlp or may be requested from the information agent for the Tender Offer, D.F. King & Co., Inc., by telephone at (866) 416-0553 (toll free) or, for banks and brokers, (212) 269-5550, and by email at cmlp@dfking.com.

CMLP has retained RBC Capital Markets, LLC to serve as lead dealer manager and Wells Fargo Securities, LLC to serve as co-dealer manager for the Tender Offer. Persons with questions regarding the Tender Offer should contact the lead dealer manager for the Tender Offer, RBC Capital Markets, LLC, at (877) 381-2099 (toll free) or (212) 618-7843.

This news release does not constitute an offer to purchase or the solicitation of an offer to sell the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal securities law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that are difficult to predict and many of which are beyond management’s control. These risks and assumptions are described in CMLP’s filings with the United States Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. We undertake no obligation to update any forward-looking statement, except as otherwise required by law.

NEWS RELEASE

About Crestwood Midstream Partners LP

Houston, Texas, based CMLP is a limited partnership and wholly-owned subsidiary of CEQP that owns and operates midstream businesses in multiple shale resource plays across the United States. CMLP is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling and marketing of NGLs; gathering, storage, terminalling and marketing of crude oil; and gathering and disposal of produced water.

Source: Crestwood Midstream Partners LP

Crestwood Midstream Partners

LP Investor Contact

Josh Wannarka, 713-380-3081

josh.wannarka@crestwoodlp.com

Senior Vice President, Investor Relations,

ESG & Corporate Communications

Rhianna Disch, 713-380-3006

rhianna.disch@crestwoodlp.com

Director, Investor Relations

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